Exhibit 99.1

For IMMEDIATE Release		CONTACT:
December 5, 2024		Ron Wahl,
Communications/Media Relations Specialist
(724) 463-6806
RWahl@fcbanking.com

Linda Metzmaier	Matthew Tomb
First Commonwealth Promotes Linda Metzmaier to Chief Risk Officer
INDIANA, Pa. – In a move to respond to growth and further develop its Legal and Risk leadership teams, First Commonwealth Bank has promoted Deputy Chief Risk and Chief Compliance Officer Linda Metzmaier to Executive Vice President/Chief Risk Officer, effective Jan. 1, 2025.
The promotion is part of a realignment to separate the bank’s legal and risk areas to allow for dedicated prioritization of each function. Matthew Tomb, who has served a dual capacity as Chief Risk Officer and General Counsel since 2010, will maintain his role as Chief Legal Officer/General Counsel with oversight of all legal areas of the business.
“I am thrilled to announce Linda’s promotion and welcome her to our Executive Team as Chief Risk Officer,” said Mike Price, First Commonwealth CEO. “This is a great move for her and the organization as it will position us to make other important, strategic changes in the future.
“At the same time, Matt, who has done a fantastic job of designing our legal and risk infrastructure over the years, will now have a desired priority focus as General Counsel,” Price added.
In her expanded role, Metzmaier will continue to have oversight of fair lending, bank secrecy, model risk management and compliance. In addition, she will assume responsibility for information security, fraud and security, along with third party and business continuity, an alignment that helps centralize the Information Security and Security and Fraud areas of the bank.
Metzmaier joined First Commonwealth as Chief Compliance Officer in 2011, before being promoted to her current position in 2019. Over that time, she has established herself as a valuable leader within the organization, strategically navigating risks, managing relationships with regulators, leading First Commonwealth thoughtfully through exam cycles and providing compliance counsel and oversight for the bank’s business units.
Prior to joining First Commonwealth, Metzmaier served in auditing and compliance leadership roles at Fidelity Bank, Office of the Comptroller of the Currency and Merchants National Bank of Kittanning from 1990-2011.
Tomb, who joined First Commonwealth in August 2007, will also continue to serve on First Commonwealth’s Executive Leadership Team as General Counsel.
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About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a community bank committed to its mission of improving the financial lives of its neighbors and their businesses. First Commonwealth operates 125 branches throughout Pennsylvania and Ohio and also has business banking centers in Pittsburgh and Harrisburg, Pennsylvania; and Cleveland, Canton, Cincinnati and Columbus, Ohio. First Commonwealth, through subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency, provides a full range of commercial and retail banking services, including mortgage, wealth management and insurance solutions, along with equipment financing and SBA and indirect lending. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.